EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated February 14, 2007, with respect to the balance sheet of Jibbitz, LLC as December 31, 2005, and the related statement of operations, changes in members’ capital and cash flows for the period from inception (August 2, 2005) through December 31, 2005, which report appears in the Form 8-K/A of Crocs, Inc., dated February 16, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

February 14, 2007
Denver, Colorado